Announces MOU with Chilean Investor

for Financing

Li3 Will be Fully Funded Through Feasibility Study

SANTIAGO, CHILE—(November 05th, 2013) – Li3 Energy, Inc. (OTCBB: LIEG –News) (“Li3”, “Li3 Energy” or the “Company”), a US-listed and South America based global exploration company in the lithium and minerals sector, is pleased to announce the execution on October 30th, 2013 of a Memorandum of Understanding (the “MOU”) with a Chilean Investment group (the “Chilean Investor”).

The general terms of the proposed investment are:

•	Li3 will receive $8m as consideration for the sale of 51% of Li3 Chilean subsidiary Li Energy SpA (holder of all of Li3´s assets in Chile)
o	$7m will be received at Closing and will be destined for the payment of the Cocina properties acquired in April 2013, as well as debt repayment and working capital.
o	Li3 will receive another $1m upon achievement of a milestone to be defined or at the latest 24 months from date of Closing.
•	Li3 will receive within the next five days from this press release an advance $500,000 as a bridge loan against this proposed investment.
•	Li3 will also receive from the Chilean Investor a $2.5m loan on Closing destined for debt repayment with a maturity of 18 months from Closing.
•	The Chilean Investor will also provide a loan to Li3 to cover Li3´s 49% share of the investments towards completing a Feasibility Study for the Maricunga project, with a maturity of 24 months from the date of disbursement.
•	Li3 will receive an additional $1.6m subject to certain conditions.

The MOU is subject to a 60-day Exclusivity Period for due diligence and documentation and Closing is expected in January 2014.

Patrick Cussen, Chairman of the Board of Li3 Energy, stated: “Li3, like many other mining juniors, has faced a very challenging market environment. To that end, we are extremely pleased to have attracted a Chilean Investor who recognizes the inherent value of Li3 and the progress and potential of its lithium projects in Chile. This transaction, although directly reducing our interest in our core asset, provides us with much needed funding and should enable us to be fully financed through completion of the Feasibility Study on Maricunga. Li3 will continue to actively participate in the advancement of the Maricunga project given our strong and proven technical expertise, and we look forward to working with our new partner as well as POSCO to develop our project. We believe this transaction will enable us to make progress on Maricunga, whilst eliminating the market risks present in today´s environment.”

The MOU is subject to various terms and conditions and there is no assurance that a definitive agreement will be entered into or that the transaction will be consummated.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an exploration stage public company in the lithium mining and energy sector.  Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas.  With its controlling interest in its Maricunga Project, coupled with the completion of the NI 43–101 Compliant Measured Resource Report and the recently acquired Cocina acquisition, Li3’s goals are to: a) advance Maricunga to the Feasibility Stage; b) support the global implementation of clean and green energy initiatives; c) meet growing lithium market demand; and d) become a mid-tier, low cost supplier of lithium, potassium nitrate, iodine and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. Additional information regarding the Company can be found in our recent filings with the Securities and Exchange Commission (“SEC”) as well as the information maintained on our website www.li3energy.com.

Forward-Looking Statements

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions.  The Company gives no assurances the assumptions upon which such forward-looking statements are based will prove correct.  Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us.  Actual results may differ materially from those expressed herein due to many factors, including, without limitation: obtaining the necessary funding required in the short term to satisfy scheduled payments for its Cocina property as well as funding the company’s on-going operations, including the closing of the financing described above; validation of the POSCO technology; obtaining and the issuance of necessary government consents; confirmation of initial exploration results;  the Company's ability to raise additional capital for exploration; development and commercialization of the Company's projects; future findings and economic assessment reports; the Company's ability to identify appropriate corporate acquisition or joint venture opportunities in the lithium mining sector and to establish appropriate technical and managerial infrastructure; political stability in countries in which we operate; and lithium prices.  For further information about risks faced by the Company, and its Maricunga Project, see the “Risk Factors” section of the Company’s Form 10-K, filed with the SEC on October 9, 2013. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances which arise after the date of this release.

Contact: Li3 Energy, Inc.

Luis Saenz, Chief Executive Officer

Marchant Pereira 150 Oficina 803

Providencia,  Santiago - Chile

info@li3energy.com

www.li3energy.com